Exhibit 10.22

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

PERFORMANCE-CONTINGENT RESTRICTED STOCK UNIT AGREEMENT

MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (the “Company”), hereby grants to Irene B. Rosenfeld (the “Employee”) as of December 19, 2012 (the “Award Date”), pursuant to the provisions of the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan (the “Plan”) a Performance-Contingent Restricted Stock Unit Award (the “Award”) with respect to 308,464 units (the “Units”), upon and subject to the restrictions, terms and conditions set forth below and in the Plan. Capitalized terms not otherwise defined in this Performance-Contingent Restricted Stock Unit Agreement (the “Agreement”) have the meaning set forth in the Plan.

1. Fair Market Value on Award Date. The Fair Market Value of each Unit on the Award Date was $25.935.

2. Performance Conditions Required for Vesting. Subject to Section 6 below, on the date that the performance conditions in paragraphs (a), (b) and (c) below are satisfied (each a “Vesting Date”), the Units relating to the specific performance condition will vest:

(a) 77,116 Units vest when the Company’s common stock’s (“Common Stock”) closing stock price maintains an average of at least $31.12 for a minimum period of 10 consecutive trading days;

(b) 115,674 Units vest when the Common Stock’s closing stock price maintains an average of at least $33.72 for a minimum period of 10 consecutive trading days; and

(c) 115,674 Units vest when the Common Stock’s closing stock price maintains an average of at least $36.31 for a minimum period of 10 consecutive trading days provided, however, that any unvested Units will expire as of the Expiration Date defined in Section 3 below.

3. Expiration Date. Subject to Sections 6, 7 and 8 below, all unvested Units will expire on the earlier of:

i)	December 19, 2018; or

ii)	one year following the date on which Employee vacates the position of Chief Executive Officer.

(the “Expiration Date”).

4. Issuance Date. For purposes of this Agreement, the “Issuance Date” is the date that Common Stock is issued or delivered to Employee or her legal representative in accordance with this Agreement. Except in the case of Employee’s Disability, death or as provided in connection with a Change-in-Control as described under Section 8 below, the earliest Issuance Date permitted under this Agreement is December 19, 2015 with respect to Units vested under Section 2 prior to that date. For Vesting Dates subsequent to December 18, 2015, the Issuance Date will be no later than 60 days following the applicable Vesting Date.

5. Holding Requirements. If the Units described in Section 2(c) vest, Employee must hold the resulting Common Stock issued for a minimum of one year following her vacating the position of Chief Executive Officer. This Section 5 supplements but does not replace any other equity ownership or holding requirement applicable to Employee under Company policies.

6. Special Rules Concerning Death, Disability, or Retirement Prior to December 19, 2015.

(a) Employee will not forfeit Units which are vested in accordance with Section 2 above as the date of her Disability prior to December 19, 2015. The Issuance Date for Common Stock relating to vested Units as of Employee’s Disability will be no later than 60 days following her Disability date. For avoidance of doubt, the Expiration Date for Units which have not vested in accordance with Section 2 above as of the date of Employee’s Disability will be the date one year following her Disability, but in no event later than December 19, 2018.

(b) Employee’s estate will not forfeit vested Units in the event of her death prior to December 19, 2015. The Issuance Date for Common Stock relating to vested Units as of Employee’s death will be no later than 60 days following her death. For avoidance of doubt, the Expiration Date for Units which have not vested in accordance with Section 2 above as of Employee’s death will be the date one year following her death but in no event later than December 19, 2018.

(c)

(i)	If Employee voluntarily retires from the Company prior to December 19, 2014, she will forfeit all Units regardless of whether the Units have vested in accordance with Section 2.

(ii)	If Employee voluntarily retires from the Company after December 18, 2014, all unvested Units will expire one year from the date of Employee’s Retirement. If Employee has any vested Units, the Issuance Date with respect to such vested Units will be December 19, 2015.

7. Special Rules Concerning Involuntary Termination Prior to Vesting. In the event that Employee’s employment terminates involuntarily prior to her Units vesting for any reason other than provided for in Section 6 (even if such termination constitutes unfair dismissal under applicable employment laws), Employee will forfeit all unvested Units as of her termination date. For purposes of this Agreement, Employee’s employment will be deemed to be terminated:

(i)	when she is no longer actively employed (e.g., active employment would not include a notice period or similar period pursuant to local law) as the Chief Executive Officer of the Company, or

(ii)	if Employee is involuntarily terminated with or without Cause as defined in the Plan or under other circumstances which entitle Employee to receive severance or separation pay in accordance with Employee’s offer letter, or

(iii)	when a Change-in-Control as defined in the Plan occurs.

8. Special Rules in the Event of Change-in-Control. In the event of a Change-in-Control, with respect to any Units that have not otherwise vested pursuant to Section 2 as of the date of the Change-in-Control, the value of the Change-in-Control transaction will be substituted for the average stock prices referenced in Section 2 above for purposes of determining the treatment of the Units at a Change-in-Control. For this purpose, the value of the Change-in-Control transaction will be the greater of i) the closing price of a share of Common Stock on the last trading day before the Change-in-Control occurs or ii) the value of all compensation to be paid to the holder of a share of Common Stock pursuant to the terms of the transaction constituting the Change in Control. The Issuance Date for vested Units as of a Change-in-Control occurring after December 18, 2015 will be in accordance with the generally applicable provisions of Section 4. The Issuance Date for vested Units as of a Change-in-Control occurring prior to December 19, 2015 will be determined based on the following rules:

(a) The Issuance Date will be within 60 days of the Change-in-Control if either:

(i)	Employee does not serve in the role of Chief Executive Officer at the Company or the successor entity to the Company immediately following Change-in-Control, or

(ii)	under the provisions of the Change-in- Control transaction, Common Stock is not to be converted into publicly traded common stock of the Company’s successor entity.

(b) The Issuance Date will be December 19, 2015 for vested Units if immediately after the Change-in- Control both:

(i)	Employee continues in the role of Chief Executive Officer of the Company or is appointed to the role of Chief Executive Officer the Company’s successor entity; and

(ii)	under the provisions of the Change-in- Control transaction, Common Stock is converted into publicly traded common stock of the Company’s successor entity.

In the event of a Change-in- Control prior to the Expiration Date, any Units that have not become vested as provided in Section 2 or Section 8 above as of or in connection with the Change-in-Control will be forfeited as of the date of the Change-in-Control.

9. Voting and Dividend Rights. Until Common Stock is issued on the Issuance Date, Employee does not have the right to vote shares relating to the Units or receive dividends on shares relating to the Units regardless of whether the Units are vested. However, Employee will receive cash payments (less applicable Tax-Related Items (as defined below)) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Units that have not been forfeited. The cash payments will be made as of the Issuance Date and be equal to the dividends paid plus dividends declared but not yet paid to holders of Common Stock between the Award Date and the Issuance Date.

10. Transfer Restrictions. This Award is not-transferable and no element of this Award may be assigned, hypothecated or otherwise pledged or may be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award will immediately become null and void and Employee will forfeit the unvested Units. These restrictions will not apply, however, to any Common Stock issued as of the applicable Issuance Date. For avoidance of doubt, the transfer of Employee’s interest in Units under this Award to her estate as of her death will not constitute a prohibited transfer for purposes of this Agreement or the Plan.

11. Withholding Taxes. Regardless of any action the Company or Employee’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by Employee is and remains her responsibility and may exceed the amount actually withheld by the Company or the Employer. Further, Employee acknowledges that neither the Company nor the Employer (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or Common Stock, including the grant or vesting of Units, issuance of Common Stock the payment of cash in lieu of dividends, or the sale of Common Stock subsequent to issuance; nor (b) commit to structure the terms of Award or any aspect of Employee’s participation in the Plan to reduce or eliminate her liability for Tax-Related Items or achieve any particular tax result. If Employee becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Company may refuse to issue or deliver shares of Common Stock when otherwise required if Employee fails to comply with her Tax-Related Items obligations or the Company has not received payment in a form acceptable to the Company for all applicable Tax-Related Items, as well as amounts due to the Company as “theoretical taxes”, if applicable, pursuant to the then-current international assignment and tax and/or social insurance equalization policies and procedures of the Mondelēz International Group, or arrangements satisfactory to the Company for the payment thereof have been made.

In this regard, Employee authorizes the Company and/or the Employer, in their sole discretion and without any notice or further authorization by the Employee, to withhold all applicable Tax-Related Items legally due by Employee and any theoretical taxes from Employee’s wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the shares of Common Stock issued or delivered in connection with the Issuance Date. Alternatively, or in addition, the Company may (i) deduct the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items and any theoretical taxes due from the total number of Common Stock delivered as of the Issuance Date; (ii) instruct the broker whom it has selected for this purpose (on Employee’s behalf and at Employee’s direction pursuant to this authorization) to sell any shares of Common Stock that Employee receives under this Agreement to meet the Tax-Related Items withholding obligation and any theoretical taxes, except to the extent that such a sale would violate any Federal Securities law or other applicable law; and/or (iii) satisfy the Tax-Related Items and any theoretical taxes arising from the granting or vesting of Units, the issuance of Common Stock, or the payment of cash in lieu of dividends, as the case may be, through any other method established by the Company. Notwithstanding the foregoing, if Employee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, Employee may elect the form of withholding in advance of any Tax-Related Items withholding event and in the absence of Employee’s election, the Company will withhold in Common Stock upon the relevant withholding event or the Committee may determine that a particular method be used to satisfy any Tax Related Items withholding. If the obligation for Tax-Related Items is satisfied by withholding in Common Stock, for tax purposes, Employee is deemed to have been issued the full number of shares underlying the Award, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Employee’s participation in the Plan.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts (in accordance with Section 13(d) of the Plan) or other applicable withholding rates.

12. Death of Employee. If any Common Stock is issued upon the death of Employee, any Common Stock issued will be registered in the name of and delivered to the estate of Employee.

13. Issuance of Common Stock as of Issuance Date. Each Unit granted pursuant to this Award represents an unfunded and unsecured promise of the Company to issue to Employee or her legal representative on the Issuance Date and otherwise subject to the terms of this Agreement and the Plan, one share of the Common Stock.

14. Original Issue or Transfer Taxes. The Company will pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 11.

15. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and must be interpreted in accordance therewith. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan will govern. Employee hereby acknowledges receipt of a copy of the Plan.

16. Award Confers No Rights to Continued Employment. Nothing contained in the Plan gives Employee the right to be retained in the employment of the Mondelēz International Group or affect the right of the Company or Employee’s employer if different, to terminate Employee.

17. Nature of Grant. In accepting the Units Employee acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the award of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Board of Directors of the Company or the Committee;

(d) Employee’s participation in the Plan is voluntary;

(e) the Units or Common Stock are not intended to replace any pension rights or compensation;

(f) the award of Units and the shares of Common Stock subject to the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should it be considered as compensation for, or relating in any way to, past services for any member of the Mondelēz International Group;

(g) the award of Units and the Employee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with any member of the Mondelēz International Group;

(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages may arise from forfeiture of the Units or Common Stock resulting from the termination of Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of applicable employment law), and in consideration of the award of the Units or the issuance of Common Stock to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute any claim against the Company or the Employer, waives her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan or Employee’s acquisition or sale of the underlying shares of Common Stock;

(k) Employee is hereby advised to consult with Employee’s own personal tax, legal and financial advisors regarding Employee’s participation in the Plan before taking any action related to the Plan; and

(l) none of the Company, the Employer or any member of the Mondelēz International Group will be liable for any foreign exchange rate fluctuation between Employee’s local currency and the United States Dollar that may affect the value of the Units or any Common Stock delivered to Employee or of any proceeds resulting from Employee’s sale of any such Common Stock; and

(m) the award of Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or determined by the Company in its discretion, to have the Units or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting Common Stock.

18. Data Privacy. Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of her personal data as described in this Agreement by and among, as necessary and applicable, the Employer, the Company and its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.

Employee understands that the Company and the Employer may hold certain personal information about her, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any shares of stock or directorships held in the Company, and details of the Units or any other entitlement to shares of Common Stock, canceled, exercised, vested, unvested or outstanding in Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

If Employee resides outside the U.S., she should understand the following: Data will be transferred to UBS Financial Services (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Employee understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be engaged by the Company in the future. The Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Employee’s country. Employee understands that Employee may request a list with the names and addresses of any potential recipients of the Data by contacting Employee’s local human resources representative. Employee authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan. Employee understands that Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Employee’s local human resources representative. Employee understands, however, that refusing or withdrawing Employee’s consent may affect Employee’s ability to participate in the Plan.

For more information on the consequences of Employee’s refusal to consent or withdrawal of consent, Employee understands that Employee may contact Employee’s local human resources representative.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20. Interpretation. The Committee has the right to resolve all questions that may arise in connection with the Award, including whether Employee is no longer actively employed. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement will be final, binding, and conclusive. This Agreement is binding upon and inures to the benefit of any successor or successors of the Company and any person or persons who acquires any rights hereunder in accordance with this Agreement, the Award Statement, or the Plan.

21. Governing Law. This Agreement is governed by the laws of the Commonwealth of Virginia, U.S.A., without regard to choice of laws principles thereof. This Agreement must be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code, if applicable. Notwithstanding the foregoing, under no circumstances will any member of the Mondelēz International Group be responsible for any taxes, penalties, interest or other losses or expenses incurred by Employee due to any failure to comply with Section 409A of the Code.

22. Miscellaneous. In the event of any merger other than a merger that would constitute a Change-in-Control, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company or the Committee must make adjustments to the number and kind of shares of stock subject to this Award, including, but not limited to, the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Units, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with any member of the Mondelēz International Group, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, the term (a) “Disability” means Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Mondelēz Global LLC short term disability plan” and (b) “Retirement” means the Employee’s retirement from the Mondelēz International Group for purposes of commencing her retirement benefit under the Mondelēz Global LLC Retirement Plan.

As used herein, “Mondelēz International Group” means Mondelēz International, Inc. and each of its subsidiaries and affiliates. For purposes of this Agreement, (x) a “subsidiary” includes only any company in which the applicable entity, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the applicable entity of greater than 50 percent or (B) is under common control with the applicable entity through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the applicable entity and the affiliate.

23. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

24. Headings. Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

25. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Units, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws in the country where the Employee resides regarding the issuance of shares of Common Stock, or to facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, this Agreement has been duly executed to be effective as of December 19, 2012.

MONDELĒZ INTERNATIONAL, INC.

/s/ David H. Pendleton
David H. Pendleton